Exhibit 10.3

SECOND AMENDMENT TO REVOLVING CREDIT AGREEMENT

THIS SECOND AMENDMENT TO REVOLVING CREDIT AGREEMENT is dated October 12, 2017 (the “Second Amendment”), and is by and between Byline Bancorp, Inc., a Delaware corporation, successor by merger to Byline Bancorp, Inc, an Illinois corporation (“Borrower”), with offices at 180 N. LaSalle Street, 3rd Floor, Chicago, IL  60601, and CIBC Bank USA, formerly known as The PrivateBank  and Trust Company, an Illinois chartered bank (together with successors and assigns, the “Lender”), with offices at 120 S. LaSalle Street, Chicago, IL  60603, as further identified below.

RECITALS:

A. The Borrower and the Lender have heretofore executed a Revolving Credit Agreement dated October 13, 2016 and First Amendment thereto effective April 13, 2017 (collectively, the “Loan Agreement”), which may be further amended from time to time, and the Borrower (and if applicable, certain third parties) have executed a Stock Pledge Agreement dated October 13, 2016 and First Amendment thereto effective April 13, 2017, a First Amended Revolving Note dated April 13, 2017, and the collateral documents which may or may not be identified in the Agreement and certain other related documents (collectively, together with the Loan Agreement, the “Loan Documents”), setting forth the terms and conditions upon which the Borrower may obtain loans from time to time up to the original maximum amount stated therein, as may be amended from time to time.

B.  The Borrower and the Lender have agreed to extend the maturity date and make certain other modifications to the Loan Agreement and Loan Documents as described below.

C.  The Lender has agreed to such modifications, but only on the terms and conditions outlined in this Second Amendment.

1.Section 1.1, Definitions, of the Loan Agreement is hereby amended by deleting the Business Day, Revolving Loan Commitment and Revolving Loan Maturity Date definition thereof and replacing it as follows and also adding definitions for Interest Period, LIBOR Loan, LIBOR Office and LIBOR Rate as follows:

“Business Day means any day on which Lender is open for commercial banking business in Chicago, Illinois and, in the case of a Business Day which relates to a LIBOR Loan, on which dealings are carried on in the London interbank Eurodollar market.”

“Interest Period means, as to any LIBOR Loan, the period commencing on the creation or continuation date with respect to such LIBOR Loan and ending one month thereafter; provided, that:

(a)if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

(b)any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and

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(c)no Interest Period for a Revolving Loan may extend beyond the earlier to occur of the Termination Date or the Revolving Loan Maturity Date.”

“LIBOR Loan means any Loan which bears interest at a rate determined by reference to the LIBOR Rate.”

“LIBOR Office means the office or offices of Lender which shall be making or maintaining the LIBOR Loans of Lender hereunder.  A LIBOR Office of Lender may be, at the option of Lender, either a domestic or foreign office.”

“LIBOR Rate means a rate of interest equal to (a) the per annum rate of interest at which United States dollar deposits for a period equal to the relevant Interest Period are offered in the London Interbank Eurodollar market at 11:00 A.M. (London time) two Business Days prior to the commencement of such Interest Period (or three Business Days prior to the commencement of such Interest Period if banks in London, England were not open and dealing in offshore United States dollars on such second preceding Business Day), as displayed in the Bloomberg Financial Markets system (or other authoritative source selected by Lender in its sole discretion), divided by (b) a number determined by subtracting from 1.00 the then stated maximum reserve percentage for determining reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D), or as LIBOR is otherwise determined by Lender in its sole and absolute discretion.  Lender’s determination of the LIBOR Rate shall be conclusive, absent manifest error and shall remain fixed during such Interest Period.”

“Revolving Loan Commitment means Five Million and 00/100ths Dollars ($5,000,000.00), as shall or may be reduced from time to time pursuant to Section 4.1 and Section 4.2 hereto.”

“Revolving Loan Maturity Date means the earlier to occur of October 11, 2018 or the Termination Date.”

2.Section 2.1, Revolving Loan Commitment, of the Loan Agreement is hereby amended by deleting the Section in its entirety and replacing it with as follows:

“Revolving Loan Commitment

.  Except as such Revolving Loan Commitment may or shall be reduced pursuant to Section 4.1 and Section 4.2 hereto, on and subject to the terms and conditions of this Agreement, Lender agrees to make the Revolving Loans to Borrower on a revolving basis up to a maximum aggregate principal amount of Five Million - and 00/100ths Dollars ($5,000,000.00) (subject to the restriction as provided in Section 4.2 herein) from time to time until the Revolving Loan Maturity Date as Borrower may request from Lender; provided, further, that after giving effect to such Revolving Loans, the Revolving Outstandings will not at any time exceed the Revolving Loan Commitment.”

3.The last sentence of Section 2.2, Notice of Borrowing, of the Loan Agreement is hereby amended by deleting the last sentence in its entirety and replacing it with as follows:

“Notwithstanding the foregoing, Lender may, in its sole discretion, process an advance against the Revolving Commitment on the same Business Day provided that (a) Borrower shall have provided Lender with a Notice of Borrowing not later than 11:00 A.M., Chicago time on such day; and (b) in lieu of the LIBOR Rate, any such Loan shall accrue interest at the Prime Rate plus/minus any applicable spread.”

4.Section 3.1, Interest Rate, and Section 3.4, Computation of Interest, of the Loan Agreement are hereby deleted and replaced with new Sections 3.1, 3.4 and 3.5 as follows:

3.1Interest Rates.  Borrower promises to pay interest on the unpaid principal amount of each Loan for the period commencing on the date of such Loan until such Loan is paid in full as follows:

3.1.1Revolving Loan.  Lender agrees to extend the Revolving Loan to Borrower in accordance with the terms of, and subject to the conditions set forth in, this Agreement, the Revolving Note and the other Loan Documents.  All sums advanced and outstanding from time to time under any Revolving Loan shall bear interest per annum at a rate equal to either (a) the LIBOR Rate plus 250 basis points, or (b) the Prime Rate minus 25 basis points, floating. Borrower shall communicate to the Lender not less than three (3) Business Days prior to the commencement of an Interest Period whether Borrower elects to utilize option (a) or option (b) for the upcoming Interest Period and if Borrower fails to deliver notice of Borrower’s election to Lender not less than three (3) Business Days prior to the commencement of an Interest Period, all such borrowings shall be treated as an election by Borrower to utilize option (b). The unpaid principal balance plus all accrued but unpaid interest on the Revolving Loan shall be due and payable on the Revolving Loan Maturity Date in accordance with the terms of the Revolving Note and this Agreement.

3.1.2Same Day Prime Rate Revolving Loan.  If, as provided in Section 2.2, Borrower requests and Lender grants an extension of credit on the same Business Day, thereby waiving the three-day prior notice requirement, any such Revolving Loan shall bear interest at the Prime Rate rather than the LIBOR Rate and margin described above.  Furthermore, in the event a same day Revolving Loan is accommodated, any references in this Agreement addressing the payment or administration of interest shall be interpreted to substitute Prime Rate for any other reference, but only to the extent necessary to properly administer the “Prime Rate Loan” and effect the good faith intent of the parties.

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3.4Setting and Notice of LIBOR Rates.  The applicable LIBOR Rate for each Interest Period shall be determined by Lender, and notice thereof shall be given by Lender promptly to Borrower.  Each determination of the applicable LIBOR Rate by Lender shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error.  Lender shall, upon written request of Borrower, deliver to Borrower a statement showing the computations used by Lender in determining any applicable LIBOR Rate hereunder.

3.5Computation of Interest.  Interest shall be computed for the actual number of days elapsed on the basis of a year of 360 days for interest calculated at the LIBOR Rate or the Prime Rate, as the case may be.  The applicable rate for any Prime Rate Loan shall change simultaneously with each change in the Prime Rate.”

5.Section 4.2, Prepayments, of the Loan Agreement is hereby deleted in its entirety and replaced with new Section 4.2 as follows:

4.2	Prepayments.

4.2.1Voluntary Prepayments.  Borrower may from time to time prepay the Loans in whole or in part; provided, that Borrower shall give Lender notice thereof not later than 11:00 A.M., Chicago time, on the day of such prepayment (which shall be a Business Day), specifying the Loans to be prepaid and the date and amount of prepayment.  Any such partial prepayment shall be in an amount equal to $100,000 or a higher integral multiple of $50,000.  Any prepayment of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 6.4.

4.2.2Mandatory Prepayments.  Borrower shall apply one hundred percent (100%) of the net proceeds of (a) any sales or issuance of equity securities by Borrower, but only if there exists an Event of Default hereunder; (b) any sales or issuance of debt securities by Borrower; and (c) any sale or disposition of any assets outside the normal course to repay any outstanding Prime Rate Loans and then to repay outstanding LIBOR Rate Loans.”

6.Section 5.2, Application of Payments, and Section 5.3, Due Date Extension, of the Loan Agreement are hereby deleted and replaced with new Sections 5.2 and 5.3 as follows:

5.2Application of Payments.  So long as no Default or Event of Default has occurred and is continuing, payments matching specific scheduled payments then due shall be applied to those scheduled payments.  Except as otherwise provided by this Agreement, all principal payments in respect of the Loans shall be applied first, to repay any outstanding Prime Rate Loans and then to repay outstanding LIBOR Rate Loans.  After the occurrence and during the continuance of a Default or Event of Default, all amounts collected or received by Lender as proceeds from the sale of, or other realization upon, all or any part of the Collateral or as payments from Borrower shall be applied first, to the payment of expenses incurred by Lender in connection with the Collateral, including reasonable attorneys’ fees and expenses pursuant to Section 13.5, second, to the payment of any other fees and other amounts then owing by Borrower to the Lender pursuant to this Agreement, third, to the payment of the Obligations, and fourth, to the payment of the Borrower, or its respective successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining.

5.3Due Date Extension.  If any payment of principal or interest with respect to any of the Loans, or of any fees, falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day (unless, in the case of a LIBOR Loan, such immediately following Business Day is the first Business Day of a calendar month, in which case such due date shall be the immediately preceding Business Day) and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.”

7.Section 6, Increased Costs, of the Loan Agreement is hereby deleted in its entirety and replaced with new Section 6 as follows:

“SeCTION 6      INCREASED COSTS; SPECIAL PROVISIONS FOR LIBOR LOANS

6.1Increased Costs.

(a)If, after the date hereof, the adoption of, or any change in, any applicable law, rule or regulation, or any change in the interpretation or administration of any applicable law, rule or regulation by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:  (i) shall impose, modify or deem applicable any reserve (including any reserve imposed by the FRB, but excluding any reserve included in the determination of the LIBOR Rate pursuant to Section 3), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Lender; or (ii) shall impose on Lender any other condition affecting its LIBOR Loans, the Note or its obligation to make LIBOR Loans; and the result of anything described in clauses (i) and (ii) above is to increase the cost to (or to impose a cost on) Lender (or any LIBOR Office of Lender) of making or maintaining any LIBOR Loan, or to reduce the amount of any sum received or receivable by Lender (or its LIBOR Office) under this Agreement or under the Note with respect thereto, then upon demand by Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail), Borrower shall pay directly to Lender such additional amount as will compensate Lender for such increased cost or such reduction.

(b)If Lender shall reasonably determine that any change in, or the adoption or phase-in of, any applicable law, rule or regulation regarding capital adequacy, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or the compliance by Lender or any Person controlling Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Lender’s or such controlling Person’s capital as a consequence of Lender’s obligations hereunder to a level below that which Lender or such controlling Person could have achieved but for such change, adoption, phase-in or compliance (taking into consideration Lender’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by Lender or such controlling Person to be material, then from time to time, upon demand by Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail), Borrower shall pay to Lender such additional amount as will compensate Lender or such controlling Person for such reduction.

6.2Basis for Determining Interest Rate Inadequate or Unfair.  If:

(a)Lender reasonably determines (which determination shall be binding and conclusive on Borrower) that by reason of circumstances affecting the interbank LIBOR market adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate; or

(b)the LIBOR Rate as determined by Lender will not adequately and fairly reflect the cost to Lender of maintaining or funding LIBOR Loans for such Interest Period or that the making or funding of LIBOR Loans has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of Lender materially affects such Loans;

then Lender shall promptly notify Borrower and, so long as such circumstances shall continue, Lender shall not be under any obligation to make LIBOR Loans and all such existing LIBOR Loans shall be deemed to be converted to Prime Rate Loans as of the date of such notification.

6.3Changes in Law Rendering LIBOR Loans Unlawful.  If any change in, or the adoption of any new, law or regulation, or any change in the interpretation of any applicable law or regulation by any governmental or other regulatory body charged with the administration thereof, should make it (or in the good faith judgment of Lender cause a substantial question as to whether it is) unlawful for Lender to make, maintain or fund LIBOR Loans, then Lender shall promptly notify each of the other parties hereto and, so long as such circumstances shall continue, Lender shall have no obligation to make a LIBOR Loan and all such existing LIBOR Loans shall be deemed to be converted to Prime Rate Loans as of the date of such notification.

6.4Funding Losses.  Borrower hereby agrees that upon demand by Lender (which demand shall be accompanied by a statement setting forth the basis for the amount being claimed), Borrower will indemnify Lender against any net loss or expense which Lender may sustain or incur (including any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by Lender to fund or maintain any LIBOR Loan), as reasonably determined by Lender, as a result of

(a) any payment, prepayment or conversion of any LIBOR Loan of Lender on a date other than the last day of an Interest Period for such Loan or (b) any failure of Borrower to borrow, prepay, convert or continue any LIBOR Loan on a date specified therefor in a notice of borrowing, prepayment, conversion or continuation pursuant to this Agreement.  For this purpose, all notices to Lender pursuant to this Agreement shall be deemed to be irrevocable.

6.5Right of Lender to Fund through Other Offices.  Lender may, if it so elects, fulfill its commitment as to any LIBOR Loan by causing a foreign branch or Affiliate of Lender to make such Loan; provided, that in such event for the purposes of this Agreement, such Loan shall be deemed to have been made by Lender and the obligation of Borrower to repay such Loan shall nevertheless be to Lender and shall be deemed held by it, to the extent of such Loan, for the account of such branch or Affiliate.

6.6Discretion of Lender as to Manner of Funding.  Notwithstanding any provision of this Agreement to the contrary, Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit.  It being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if Lender had actually funded and maintained each LIBOR Loan during each Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the LIBOR Rate for such Interest Period.

6.7Mitigation of Circumstances.  Lender shall promptly notify Borrower of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in Lender’s sole judgment, otherwise disadvantageous to Lender) to mitigate or avoid, (i) any obligation by Borrower to pay any amount pursuant to Sections 5.5 or 6.1 or (ii) the occurrence of any circumstances described in Sections 6.2 or 6.3 (and, if Lender has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, Lender shall promptly so notify Borrower).  Without limiting the foregoing, Lender will designate a different funding office if such designation will avoid (or reduce the cost to Borrower of) any event described in clause (i) or (ii) above and such designation will not, in Lender’s sole judgment, be otherwise disadvantageous to Lender.

6.8Conclusiveness of Statements; Survival of Provisions.  Determinations and statements of Lender pursuant to Sections 6.1, 6.2, 6.3 or 6.4 shall be conclusive absent demonstrable error.  Lender may use reasonable averaging and attribution methods in determining compensation under Sections 6.1 and 6.4, and the provisions of such Sections shall survive repayment of the Obligations, cancellation of the Note and the termination of this Agreement.”

8.The first sentence of Section 7.9, Use of Proceeds, of the Loan Agreement is hereby amended by deleting the first sentence in its entirety and replacing it with as follows:

“Borrower intends to use the proceeds of the Loan for general corporate purposes, acquisitions and liquidity.”

9.The first sentence of Section 8.6, Use of Proceeds, of the Loan Agreement is hereby amended by deleting the first sentence in its entirety and replacing it with as follows:

“Use the proceeds of the Loan for general corporate purposes, acquisitions and liquidity.”

10.Subsection 9.1.2, Tier 1 Leverage Capital Ratio, of the Loan Agreement is hereby deleted and replaced with new Subsection 9.1.2 as follows:

“9.1.2 Tier 1 Leverage Capital Ratio

.  Total Tier 1 Leverage Capital Ratio equal to or greater than 8.0%.”

11.Subsection 9.3, Minimum Liquidity, of the Loan Agreement is hereby deleted and replaced with new Subsection 9.3 as follows:

“9.3	Minimum Liquidity

.  Borrower shall maintain at all times minimum Liquidity of at least Two Million and 00/100ths Dollars ($2,000,000.00), measured quarterly beginning with the quarter ended December 31, 2017.  Borrower shall provide to Lender such information with respect to the minimum Liquidity, including statements and other information evidencing the same, on a quarterly basis beginning December 31, 2017, as may be reasonably requested by Bank and in a form and substance as requested by the Bank.”

12.Subsection 10.3, Distributions, of the Loan Agreement is hereby deleted and replaced with new Subsection 10.3 as follows:

“10.3Distributions. If an Event of Default exists, not itself declare or pay any cash dividend or make (or otherwise become obligated to make) any other distribution in respect of its Capital Securities whether to common shareholders or otherwise, except that so long as no Event of Default exists and they are in compliance with regulatory guidelines, dividends may be distributed to common and Series B Preferred shareholders as and when due.”

13.Annex A, Commitment, of the Loan Agreement is hereby deleted in its entirety and replaced with new Annex A attached.

14.Schedule 7.28 of the Loan Agreement is hereby deleted in its entirety and replaced with new Schedule 7.27 attached.

15.Exhibit D, Form of Notice of Borrowing, of the Loan Agreement is hereby deleted in its entirety and replaced with new Exhibit D attached.

16.Exhibit E, Form of Compliance Certificate, of the Loan Agreement is hereby deleted in its entirety and replaced with new Exhibit E attached.

17.Conflicts.  In the event of a conflict between the terms and conditions or the definitions of terms in the Loan Agreement, the other Loan Documents and the terms and conditions or the definitions of said terms provided herein, the terms and conditions and the definition of said terms as provided herein shall control.  Terms not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement and the other Loan Documents.

18.Effectiveness of Prior Documents. Except as specifically modified hereby, the Loan Agreement and the other Loan Documents shall remain in full force and effect in accordance with their respective terms.  All warranties and representations contained in the Loan Agreement and the other Loan Documents shall be deemed remade and affirmed as of the date hereof by the Borrower, except any and all references to the Loan Agreement in such representations, warranties and covenants shall be deemed to include the Loan Agreement as amended by this Second Amendment.  All collateral previously provided to secure the Loan Agreement continues as security, and all guaranties, if any, guaranteeing obligations under the Loan Documents remain in full force and effect.  This is a Second Amendment, not a novation.

19.Release.   In further consideration of Lender’s execution of this Second Amendment, the Borrower, on behalf of itself and its respective successors (including, without limitation, any trustees acting on behalf of Borrower and any debtor-in-possession with respect to any of them), assigns, subsidiaries and affiliates, hereby forever releases Lender and its respective successors, assigns, parents, subsidiaries, affiliates, officers, employees, directors, agents and attorneys (collectively, the “Released Parties”) from any and all debts, claims, demands, liabilities, responsibilities, disputes, causes, damages, actions and causes of action (whether at law or in equity) and obligations of every nature whatsoever, whether liquidated or unliquidated, known or unknown, matured or unmatured, fixed or contingent (collectively, “Claims”), that Borrower may have against the Released Parties which arise from or relate to any actions which the Released Parties may have taken or omitted to take prior to the date this Second Amendment was executed, including without limitation with respect to the obligations of Borrower and any third parties liable in whole or in part, and as debtor, surety or guarantor, for the said obligations and any collateral for the said obligations, except in case of willful misconduct or gross negligence, and except for any breach by the Lender of this Agreement or any other Loan Document.. This release shall include all claims based on the “per annum” calculation as defined in the Note of interest due to be paid by Borrower, based on the “per annum” definition contained in the Illinois Interest Act, 815 Ill. Comp. Stat. §205/9 et seq., and the duty of good faith and fair dealing.   This release shall constitute a complete defense of all Claims.  Nothing in this release shall be construed (or shall be admissible in any legal action or proceeding) as an admission by any of the Released Parties that any defense, indebtedness, obligation, liability, claims or cause of action exists which is in the scope of those hereby released.

20.Preconditions of Effectiveness. This Second Amendment shall become effective only upon the execution by the Borrower and the Lender, and approval by any other third party required by the Lender.

21.No Waiver of Defaults; Warranties. This Second Amendment shall not be construed as or be deemed to be a waiver by the Lender of existing defaults by the Borrower, whether known or undiscovered. All agreements, representations and warranties made herein shall survive the execution of this Second Amendment.

22.Counterparts. This Second Amendment may be signed in any number of counterparts, each of which shall be construed an original, but when taken together shall constitute one document.

23.Authorization. The Borrower represents and warrants that the execution, delivery and performance of this Second Amendment and the documents referenced herein are within the powers and authority of the Borrower and have been duly authorized by all necessary action and do not and will not contravene or conflict with the Articles of Incorporation or Bylaws of the Borrower.

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Dated:  October ____, 2017.

BORROWER:

Byline Bancorp, Inc., a Delaware corporation, successor by merger to Byline Bancorp, Inc, an Illinois corporation

By:/s/ Alberto J. Paracchini

Name/ Title: Alberto Paracchini, President

PLEDGOR AFFIRMATION AND CONSENT

BYLINE BANCORP, INC., a Delaware corporation, successor by merger to Byline Bancorp, Inc, an Illinois corporation, its capacity as Pledgor under the Stock Pledge Agreement, as may be amended, hereby consents to and agrees to the terms of the foregoing Second Amendment, as of the day and year first above written.

Byline Bancorp, Inc., a Delaware corporation, successor by merger to Byline Bancorp, Inc, an Illinois corporation

By:/s/ Alberto J. Paracchini

Name/ Title: Alberto Paracchini, President

ACCEPTED AND AGREED TO:LENDER:

CIBC BANK USA, formerly known as THE PRIVATEBANK AND TRUST COMPANY

By:   /s/ Kevin Kehoe

Name: Kevin Kehoe

Title:  Group Head

[signature page of Second Amendment]

ANNEX A

COMMITMENT

Lender	Revolving Loan Commitment Amount
CIBC Bank USA, formerly known as The PrivateBank and Trust Company	$5,000,000
TOTALS	$5,000,000.00

SCHEDULE 7.27

BORROWER INFORMATION

BORROWER (exact legal name)	STATE OF ORGANIZATION	FEDERAL EMPLOYER IDENTIFICATION NUMBER	CHIEF EXECUTIVE OFFICE	ORGANIZATIONAL IDENTIFICATION NUMBER
Byline Bancorp, Inc.	Delaware	36-3012593	Chicago, Illinois	5755696